EXHIBIT 23.2

I.	CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Oriental Financial Group Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-102696, No. 333-57052 and No. 333-84473) on Forms S-8 of Oriental Financial Group Inc. of our report dated June 9, 2006, with respect to the consolidated statement of financial condition of Oriental Financial Group Inc. as of December 31, 2005 and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income and cash flows for the six-month period then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Transition Report on Form 10-K of Oriental Financial Group Inc. Our report refers to the change in method of accounting for share-based payments in accordance with Statement of Financial Accounting Standards No. 123(Revised 2004), Share-based payment, effective July 1, 2005.

/s/  KPMG LLP

San Juan, Puerto Rico
June 23, 2006

Stamp No. 2102944 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.